UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2024

Smith & Wesson Brands, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-31552	87-0543688
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1852 Proffitt Springs Road

Maryville, Tennessee 37801

(Address of principal executive offices) (Zip Code)

(800) 331-0852

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.001 per Share	SWBI	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 §CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 3, 2024, we and certain of our direct and indirect Domestic Subsidiaries entered into a second amended and restated credit agreement, or the Second Amended and Restated Credit Agreement, with certain lenders, TD Bank, N.A., as administrative agent, TD Securities (USA) LLC and Regions Bank, as joint lead arrangers and joint bookrunners, and Regions Bank, as syndication agent. Capitalized terms not otherwise defined in this Item 1.01, will have the meanings set forth in the Second Amended and Restated Credit Agreement.

The Second Amended and Restated Credit Agreement amended and restated that certain Amended and Restated Credit Agreement, dated as of August 24, 2020, by and among us, certain of our direct and indirect Domestic Subsidiaries, the lenders party thereto, and TD Bank, N.A., as administrative agent TD Securities (USA) LLC and Regions Bank, as joint lead arrangers and joint bookrunners, and Regions Bank, as syndication agent, as subsequently amended on April 28, 2023. The Second Amended and Restated Credit Agreement is currently unsecured, however, should any Springing Lien Trigger Event occur, we and certain of our direct and indirect Domestic Subsidiaries would be required to enter into certain documents that create in favor of TD Bank, N.A., as administrative agent, and the lenders party to such documents a legal, valid, and enforceable first priority Lien on the Collateral described therein.

The Second Amended and Restated Credit Agreement provides for the following:

1. A revolving line of credit in the amount of $175.0 million at any one time, or the Revolving Line. Each Loan under the Revolving Line bears interest at either the Base Rate, plus the Applicable Rate or the Adjusted Term SOFR for the Interest Period in effect for such borrowing, plus the Applicable Rate; and

2. A swingline facility in the maximum amount of $5.0 million at any one time (subject to availability under the Revolving Line). Each Swingline Loan bears interest at the Base Rate, plus the Applicable Rate.

Subject to the satisfaction of certain terms and conditions described in the Second Amended and Restated Credit Agreement, we have an option to increase the Revolving Line by an aggregate amount not exceeding $50.0 million.

The Revolving Line matures on the earlier of October 3, 2029, or the date that is six months in advance of the earliest maturity of any Permitted Notes under the Second Amended and Restated Credit Agreement.

The Second Amended and Restated Credit Agreement contains customary limitations, including limitations on indebtedness, liens, fundamental changes to business or organizational structure, investments, loans, advances, guarantees, and acquisitions, asset sales, dividends, stock repurchases, stock redemptions, and the redemption or prepayment of other debt, and transactions with affiliates. We are also subject to financial covenants, including a minimum consolidated fixed charge coverage ratio and a maximum consolidated leverage ratio.

The Second Amended and Restated Credit Agreement also contains customary events of default, including nonpayment of principal, interest, fees, or other amounts when due, violation of covenants, breaches of representations or warranties, cross defaults, change of control, insolvency, bankruptcy events, and material judgments. Some of these events of default allow for grace periods or are qualified by materiality concepts. Upon the occurrence of an event of default, the outstanding obligations under the Second Amended and Restated Credit Agreement may be accelerated and become due and payable immediately.

The description of the Second Amended and Restated Credit Agreement does not purport to be complete, and such description is qualified in its entirety by reference to the complete terms of the Second Amended and Restated Credit Agreement, which is attached as Exhibit 10.126 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Second Amended and Restated Credit Agreement set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit

  No.

10.126	Second Amended and Restated Credit Agreement, dated October 3, 2024, by and among the Registrant, Smith & Wesson Sales Company, Smith & Wesson Inc., the Guarantors, the Lenders and TD Bank, N.A.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITH & WESSON BRANDS, INC.

Date: October 4, 2024	By:	/s/ Deana L. McPherson
Deana L. McPherson
Executive Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary